Exhibit 107

 Calculation of Filing Fee Tables

Form S-3

(Form Type)

NioCorp Developments Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	457(o)	—	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Common Share Purchase Warrants	457(o)	—	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(o)	—		—	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	—	(2)	(3)	$200,000,000.00(4)	$147.60 per $1,000,000	$29,520.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$200,000,000.00		$29,520.00
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fees Due					—		$29,520.00

(1) If any securities are issued in an amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) There are being registered on the registration statement on Form S-3 (the “Registration Statement”) to which this exhibit relates such indeterminate number of common shares, without par value (“Common Shares”), of NioCorp Developments Ltd. (the “Company”), Common Share purchase warrants of the Company (“Warrants”) and units comprised of one or more of the other securities, or any combination thereof, of the Company (“Units”), as shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered under the Registration Statement may be offered separately or in combination with the other securities registered under the Registration Statement. The securities being registered under the Registration Statement also include such intermediate number of Common Shares as may be issued upon exercise of Warrants or pursuant to the anti-dilution provisions of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered under the Registration Statement include such indeterminate number of Common Shares as may be issuable with respect to the shares being registered under the Registration Statement as a result of stock splits, stock dividends or similar transactions.

(3) The proposed maximum aggregate offering price per unit will be determined from time to time by the Company in connection with the issuance by the Company of the securities registered under the Registration Statement and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act. In no event will the aggregate offering price of all securities sold by the Company from time to time pursuant to this Registration Statement exceed $200,000,000. No separate consideration will be received for Common Shares or other securities of the Company that may be issued upon conversion or exercise of, as the case may be, the securities issued hereunder.

(4) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.